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                                                                     Exhibit 2.3

                       SECURED CONVERTIBLE PROMISSORY NOTE

$1,425,000                                              Dated: February 10, 2006

FOR VALUE RECEIVED, the undersigned, Plethora Solutions Holdings plc ("Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Endocare, Inc. ("Lender"), on the earlier of (a) the date twenty-four (24) months following the date above written (the "Closing Date") or (b) the date fifteen
(15) months from the Closing Date, pursuant to Section 5 of this Note (such earlier date, the "Note Term"): (i) the principal sum of One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000) plus (ii) interest calculated pursuant to Section 1 below.

     1. Interest. Borrower promises to pay Lender interest on the outstanding principal amount of this Secured Convertible Promissory Note (this "Note") from the Closing Date until maturity, in arrears, payable, unless otherwise converted into Ordinary Shares pursuant to Section 2, within thirty (30) days of: (a) the date on which all amounts due and payable on this Note are converted into freely transferable Ordinary Shares of Borrower which have been admitted to trading on the Alternative Investment Market of the London Stock Exchange plc ("Aim") in the name of Lender pursuant to the terms of this Note or (b) the Note Term (the earlier of such dates, the "Payoff Date"), at the rate of 5% per annum, compounded quarterly or, if less, at the highest rate of interest then permitted by applicable law. In the event that any amount of principal or interest, or any other amount payable hereunder, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), Borrower agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, an 8% per annum rate, compounded quarterly or, if less, at the highest rate then permitted by applicable law. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. In no event shall Borrower be obligated to pay Lender interest, charges or fees at a rate in excess of the highest rate then permitted by applicable law.

     2. Conversion.

          (a) Lender shall have the option to convert, in full or in part, up to the entire amount outstanding under this Note (including the accrued but unpaid interest) into shares of Borrower's Ordinary Shares (the "Ordinary Shares") at any time or from time to time prior to the Payoff Date. The number of Ordinary Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the amount outstanding under the Note that Lender elects to convert, by (ii) 222.4 pence sterling (the "Conversion Price").

          (b) Beginning one (1) year following the Closing Date, the entire amount outstanding under this Note (including accrued but unpaid interest) may be converted into Ordinary Shares at the option of Borrower by written notice to Lender, and without further action by Lender, if the average mid market closing price of the Ordinary Shares as reported on AIM equals or exceeds one hundred fifty percent (150%) of the Conversion Price for twenty (20) consecutive trading days.

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          (c) No fractional share of Ordinary Shares shall be issued upon conversion of this Note. In lieu of any fractional share to which Lender is entitled (after aggregating all fractional shares of such series to be issued at such time to Lender), Borrower shall pay to Lender the amount of outstanding principal and interest that is not so converted.

          (d) Ordinary Shares allotted pursuant to the conversion of the Note will not rank for any dividends or other distribution declared, made or paid on or by reference to a record date prior to the date such shares are converted (the "Exercise Date") but, subject thereto, will rank pari passu in all other respects with the Ordinary Shares in issue at the relevant Exercise Date provided that on any allotment falling to be made pursuant to Section 4(d) the Ordinary Shares to be so allotted shall not rank for any dividends or other distributions declared, made or paid by reference to a record date prior to the date of allotment.

          (e) Borrower shall make applications to the London Stock Exchange plc for the Ordinary Shares allotted pursuant to any exercise of conversion rights to be admitted to trading on AIM as soon as possible. Borrower will use all commercially reasonable endeavors to obtain the admission thereof as soon as reasonably practicable after the relevant exercise date, but in no case later than five (5) business days after the relevant exercise date. The Lender shall not transfer or otherwise dispose of any Ordinary Shares otherwise than through the Borrower's broker and with the intention of ensuring an orderly market in the Lender's shares or by the acceptance of a general offer to all of the Lender's shareholders.

     3. Other provisions. So long as the Note remains exercisable:

          (a) Borrower shall notify the Lender of the creation of any new class of share capital or securities convertible into share capital except for Ordinary Shares which carry, as compared with the existing Ordinary Shares, no more advantageous rights as regards voting, dividends and return of capital or deferred shares which at all times carry no voting rights and rank behind all the Ordinary Shares as regards dividends and return of capital, or modify the rights attaching to all or any of its Ordinary Shares or such deferred shares;

          (b) Borrower shall keep available for issue sufficient authorized but unissued share capital to satisfy in full (without the need for the passing of any resolution by its shareholders) Lender's exercise of all remaining unexercised amounts under this Note;

          (c) Borrower shall notify the Lender of the creation of any Ordinary Shares credited as fully paid by way of capitalization of profits or reserves if as a result Borrower would on any subsequent exercise of any Notes be obliged to issue Ordinary Shares at a discount;

          (d) If at any time an offer is made to all holders of Ordinary Shares (or all holders of Ordinary Shares other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the issued share capital of Borrower and Borrower becomes aware that as a result of such offer the right to cast a majority of the votes which may ordinarily be cast on a poll at a general meeting of Borrower has or will become vested in the offeror and/or such persons or companies as aforesaid, Borrower shall give notice to Lender of such vesting within 14 days of the date of announcement of such offer, and Lender shall be entitled, at any time within the period of 30


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days immediately following the date of such notice, to exercise this Note. On expiry of such 30 day period all the amounts under this Note then unexercised shall automatically expire and have no further effect. Publication of a scheme of arrangement under the Companies Act 1985 (as from time to time amended or re-enacted) providing for the acquisition by any person of the whole or any part of the issued share capital of Borrower shall be deemed to be the making of an offer for the purposes of this paragraph;

          (e) If Borrower commences liquidation, whether voluntary or compulsory (except for the purpose of reconstruction, amalgamation or unitization on terms sanctioned by an extraordinary resolution of Lender), it shall forthwith give notice thereof to Lender; thereupon Lender will (if in such winding-up there shall be a surplus available for distribution amongst the holders of the Ordinary Shares (including for this purpose the Ordinary Shares which would arise on the exercise of the amount unexercised under this Note) which, taking into account the amounts payable on the exercise of the Note, exceeds in respect of each Ordinary Share a sum equal to the Conversion Price) be treated as if immediately before the date of such order or resolution the Note had been exercised in full and shall accordingly be entitled to receive out of the assets available on liquidation pari passu with the holders of the Ordinary Shares such a sum as Lender would have received had Lender been the holder of the Ordinary Shares to which Lender would have become entitled by virtue of such subscription after deducting a sum per share equal to the Conversion Price per share; subject to the foregoing, the Note shall lapse on liquidation of Borrower;

          (f) Borrower shall notify the Lender of any allotment of fully paid Ordinary Shares by way of capitalization of profits or reserves unless at the date of such allotment Borrower's Directors have authority to grant the additional rights to subscribe to which Lender will by virtue of Section 3(a) be entitled in consequence of such capitalization.

          (g) Borrower shall not reduce by payment or distribution of assets to its shareholders its share capital or any share premium or capital redemption reserve; and

          (h) If an offer or invitation is made by Borrower to the holders of the Ordinary Shares to purchase any of their Ordinary Shares Borrower shall at the same time give notice of the offer to Lender. Should Lender exercise this Note at any time whilst such offer or invitation remains open for acceptance, such exercise shall be deemed to have taken effect and the Ordinary Shares falling to be issued in consequence thereof shall be deemed to have been issued, immediately prior to the record date applicable to such offer or invitation in order that Lender may accept the same.

          (i) If the value of the Collateral (as defined in the Security Agreement) is less than the Threshold Value (as defined in the Security Agreement), within 10 days of the occurrence of such event Borrower shall provide additional collateral to secure this Note (the "Borrower Additional Collateral") such that the value of the Collateral (as defined in the Security Agreement) plus the Buyer Additional Collateral shall equal or exceed the Threshold Value (as defined in the Security Agreement).




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     4. Payments.

          (a) All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, to Lender, in accordance with Lender's payment instructions.

          (b) Whenever any payment hereunder shall be stated to be due, on a day other than a Business Day (as defined below), then such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, "Business Day" means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in California and London.

     5. Accelerated Repayment.

          (a) In the event that Timm Medical Technologies, Inc. ("Target") meets or exceeds the financial targets identified in Exhibit A hereto by the end of the fiscal year ending December 31, 2006, the Note Term shall be the date fifteen (15) months from the Closing Date.

          (b) Borrower may, without the prior consent of Lender, prepay the outstanding amount hereof in whole, or in part, at any time, without premium or penalty. Together with any such prepayment Borrower shall pay accrued interest on the amount prepaid.

     6. Default.

          (a) The occurrence of any of the following shall constitute an "Event of Default" under this Note:

               (i) the failure to make any payment of principal when due or fails to pay within 14 days after the due date for payment any interest or any other amount payable hereunder when due under this Note;

               (ii) the breach of any provision (other than any payment provision described in paragraph (i) above) of this Note for more than 21 days and such default is materially prejudicial to the interests of the Lender;

               (iii) the commencement of liquidation, whether voluntary or compulsory (except for the purposes of reconstruction, amalgamation or unitization);

               (iv) the suspension of Borrower's operations;

               (v) the breach of any provision of or the occurrence of any default under the Stock Purchase Agreement (as defined below) for more than 21 days or upon any Event of Default (as defined in the Security Agreement) under the Security Agreement (as defined below);

               (vi) the Security Agreement or any of the other documents relating to the Collateral (as defined therein) after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect; or


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               (vii) the Security Agreement or any of the other documents relating to the Collateral for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority lien in any of the Collateral purported to be covered thereby.

          (b) Upon the occurrence and continuance of any Event of Default, Lender, at its option, may (i) by notice to Borrower, declare the unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts payable hereunder to be immediately due and payable, whereupon the unpaid principal amount of this Note, all such interest and all such other amounts shall become immediately due and payable on demand; and (ii) whether or not the actions referred to in clause (i) have been taken, exercise or enforce any or all of Lender's rights and remedies under the Security Agreement and any or all of Lender's other rights and remedies under applicable law.

          (c) Borrower agrees to pay on demand all the losses, costs, and expenses (including, without limitation, reasonable attorneys' fees and disbursements) which Lender incurs in connection with enforcement or attempted enforcement of this Note, or the protection or preservation of Lender's rights under this Note, whether by judicial proceedings or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings.

     7. Security Interest. This Note is secured by certain collateral (the "Collateral") more specifically described in the Security Agreement of even date herewith between Borrower and Lender (the "Security Agreement").

     8. Certain Waivers. Borrower hereby waives diligence, demand, presentment, protest or further notice of any kind.

     9. No Setoff. Borrower agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim, defense or other right of Borrower, except for any claims made by the Borrower under the Stock Purchase Agreement by and among Borrower, Lender and Timm Medical Technologies, Inc., dated as of January 13, 2006 (the "Stock Purchase Agreement"); provided, however, that no payment hereunder shall be deemed to be a waiver of any right or claim that Borrower may have under the Agreement.

     10. Modification of Rights. All or any of the rights for the time being attached to this Note may from time to time (whether or not Borrower is being wound up) be altered or abrogated with the prior written approval of Lender and with the consent of Borrower and of the holders of any class of shares in the capital of Borrower whose rights may be altered or modified as a result of the proposed alteration or abrogation of the rights of Lender, such consent being given by such procedure as is required for an alteration of class rights under the Articles of Association of Borrower for the time being in force. Such alteration or abrogation approved as aforesaid shall be effected by deed poll executed by Borrower and expressed to be supplemental to this Note. Modifications to this Note which are of a formal, minor or technical nature, or made to correct a manifest error, may be effected by deed poll executed by Borrower and expressed to be supplemental to this Note and notice of such alteration or abrogation or modification shall be given by Borrower to Lender.


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     11. Accounts. Borrower will concurrently with the issue of the same to holders of Ordinary Shares send to Lender a copy of each published annual report and accounts of Borrower and unaudited interim report of Borrower together with all documents required by law to be annexed thereto, and copies of every statement, notice or circular issued to holders of Ordinary Shares. Borrower shall on the request of Lender provide Lender with a copy of the Note.

     12. Shareholders' Meetings. Lender shall be entitled to receive notice of and may attend all meetings of shareholders of Borrower but may not vote or be counted in the quorum at such meetings by virtue of or in respect solely of its holding of this Note.

     13. Partial Exercise of Power. No single or partial exercise of any power under this Note shall preclude any other or further exercise of such power or exercise of any other power. No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder.

     14. Assignment. This Note may not be transferred, assigned, pledged or hypothecated by Lender in whole or in part at any time except with the consent of the Borrower provided always that this Note may be assigned by the Lender to any of its subsidiaries. Borrower shall not be entitled to assign or transfer this Note or any of its obligations hereunder, except with the prior written consent of Lender. This Note shall be binding on Borrower and its successors and assigns, and shall be binding upon and inure to the benefit of Lender, and its successors and assigns.

     15. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of England and Wales, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of England and Wales to the rights and duties of Borrower.

     16. Notice. Any notice of other communications required or permitted hereunder shall be governed by Section 11.4 of the Stock Purchase Agreement.

     17. Entire Agreement. Except for (i) the Mutual Non-Disclosure Agreement dated January 21, 2005 by and between Borrower, Lender and Target, (ii) the Stock Purchase Agreement and (iii) the Security Agreement (including any exhibits, schedules, certificates and other documents referred to therein), this Note contains the entire understanding of Borrower and Lender with respect to the subject matter contained herein and supersedes all prior agreements and understandings (oral or written) among Borrower and Lender with respect to such subject matter.

     18. Severability. In case any provision in this Note shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby. Any provision held invalid, illegal or unenforceable in part will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

     19. Suretyship Defense Waivers by Borrower. With respect to the Obligations and the Collateral (as those terms are defined in the Security Agreement), Borrower assents to any


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extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in the Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Lender may deem advisable. Borrower further waives any and all other suretyship defenses.

     20. Headings. The descriptive headings of the several sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

     21. Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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IN WITNESS WHEREOF, Borrower has duly executed this Note, as of the date first above written.

                                        PLETHORA SOLUTIONS HOLDINGS PLC


                                        By: /s/ Bradley Hoy
                                            ------------------------------------
                                        Name: Bradley Hoy
                                        Title: Director

                                        Address:

                                        Plethora Solutions Holdings plc
                                        11 - 13 Macklin Street
                                        Covent Garden
                                        London, England
                                        WC2B 5NH

             [SIGNATURE PAGE TO SECURED CONVERTIBLE PROMISSORY NOTE]

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                                    EXHIBIT A

                                FINANCIAL TARGETS

     Target's gross profit for fiscal year 2006 equals or exceeds $7,252,723, determined in accordance with Target's past practices and generally accepted accounting principles in effect in the United States consistently applied.